UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
September 16, 2004

PROTEIN DESIGN LABS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-19756 (Commission File No.)	94-3023969 (I.R.S. Employer Identification No.)

34801 Campus Drive
Fremont, California 94555
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(510) 574-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On September 14, 2004, Protein Design Labs, Inc. (“PDL”) and Roche entered into a worldwide agreement (the “Agreement”) to co-develop and commercialize Zenapax(R) (daclizumab) for asthma and related respiratory diseases. Under the terms of the Agreement, PDL will receive a $17.5 million upfront payment as well as up to $187.5 million in development and commercialization milestone payments for successful further development of daclizumab in this indication. Roche and PDL will co-develop daclizumab in asthma pursuant to a worldwide development plan, share development expenses equally in the United States and the European Union, and will co-promote the product in the U.S. PDL will be responsible for manufacturing and will lead development in the U.S. Outside the U.S, Roche will lead development and PDL will receive royalties on net sales of the product.

        In 1989, Roche acquired the worldwide rights to daclizumab from PDL. In October 2003, Roche resold to PDL all rights to daclizumab, except with respect to transplantation. PDL has the right, exercisable in 2006 and effective in 2007, to re-acquire the transplantation rights from Roche.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	Press Release in Nutley, N.J. and Fremont, CA, dated September 16, 2004, regarding agreement between Protein Design Labs, Inc. and Roche to jointly develop Zenapax for asthma.
99.2	Press Release in Basel, Switzerland and Fremont, CA, dated September 16, 2004, regarding agreement between Protein Design Labs, Inc. and Roche to jointly develop Zenapax for asthma.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2004
PROTEIN DESIGN LABS, INC.

	By:	/s/ Sergio Garcia-Rodriguez Sergio Garcia-Rodriguez Vice President, Legal, General Counsel and Assistant Secretary

                                                                                                                                   Sergio Garcia-Rodriguez

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release in Nutley, N.J. and Fremont, CA, dated September 16, 2004, regarding agreement between Protein Design Labs, Inc. and Roche to jointly develop Zenapax for asthma.
99.2	Press Release in Basel, Switzerland and Fremont, CA, dated September 16, 2004, regarding agreement between Protein Design Labs, Inc. and Roche to jointly develop Zenapax for asthma.

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